PENSKE AUTOMOTIVE REPORTS FIRST QUARTER RESULTS
____________________________________________________________

Total Revenue Increases 15.3% to $2.9 Billion

Income From Continuing Operations Increases 51.7% to $36.4 Million

Earnings Per Share From Continuing Operations Increases 50% to $0.39 Per Share

$87.3 Million of Convertible Notes Repurchased April 1, 2011
___________________________________________________________

BLOOMFIELD HILLS, MI, April 28, 2011 – Penske Automotive Group, Inc. (NYSE: PAG), an international automotive retailer, today reported a 51.7% increase in first quarter income from continuing operations attributable to common shareholders to $36.4 million, which compares to income from continuing operations attributable to common shareholders of $24.0 million in the first quarter last year. Earnings per share from continuing operations attributable to common shareholders increased 50.0% to $0.39 per share from $0.26 per share in the first quarter last year. Total revenue in the first quarter increased 15.3% to $2.9 billion, including an 11.6% increase in same-store retail revenues, due in large part to increases in new and used retail vehicle unit sales.

First Quarter Highlights

•	Total retail unit sales increase 13.9%

•	New +10.8%; Used +18.1%

•	+17.9% in the United States; +6.3% Internationally

•	Total same-store retail revenues increase 11.6%

•	New +12.5%; Used +14.1%; F&I +12.2%; Service and Parts +3.4%

•	+12.7% in the United States; +9.8% Internationally

•	Days’ supply of vehicle inventories as of March 31, 2011

•	42 days for new

•	34 days for used

“Our first quarter results exceeded my expectations” said Penske Automotive Group Chairman Roger Penske. “I am particularly pleased with the same-store retail revenue growth generated in all lines of our business. Our operating results are highlighted by an improvement in our used-to-new ratio to 0.79:1; a 13.5% increase in same-store used vehicle retail unit sales; and improving trends in our service and parts operations, including 3.4% growth in same-store revenues and a 63 basis-point increase in margin.” Penske continued, “Our U.K. business generated another quarter of outstanding operating results, highlighted by new vehicle unit sales that outperformed the overall U.K. market and a 4.1% increase in same-store used vehicle retail unit sales.”

Commenting on the impact of the earthquake and tsunami in Japan, Penske added, “We extend our deepest sympathies to the people of Japan, including our colleagues at our partner companies, OEMs, suppliers, and their families, that have been impacted by this disaster.  While our OEM partners are working tirelessly to minimize the disruption to the automotive supply chain, we expect the recently announced production cuts will impact the availability of new vehicles of certain brands later this year.  However, we believe that the diversification of the retail automotive business model, including our recurring fixed operations, which generate approximately 45% of our gross profit and our ability to offer a full range of used vehicles, will enable us to manage through any reduction in the availability of new vehicles caused by these unfortunate events.”

Financing Activity

On April 1, 2011, the Company repurchased $87.3 million of its 3.5% Senior Subordinated Convertible Notes due 2026 (the “Convertible Notes”) at par value pursuant to an investor put right under the indenture governing the Convertible Notes. The repurchase was funded using existing working capital and borrowings under the Company’s U.S. revolving credit facility. After the repurchase, $63.3 million of the Convertible Notes remain outstanding, which are redeemable by the Company at any time at par value. As of April 28, 2011, the Company has repaid all of the borrowings incurred under the U.S. revolving credit facility in connection with the repurchase of the Convertible Notes, and currently has $300 million of availability under the U.S. revolving credit facility.

The Company also has authorization to repurchase up to $150.0 million of its outstanding common stock, debt or convertible debt. Securities may be acquired from time to time either through open market purchases, negotiated transactions or other means.

Acquisition Activity

During the first quarter, the Company acquired three franchises, including an Audi franchise in Willoughby, Ohio, and a BMW and MINI franchise in the U.K. These franchises are expected to generate approximately $100 million of revenue on an annualized basis. The Company was also awarded the rights to Nissan and Infiniti franchises in downtown San Francisco, California. These franchises are expected to open in the third quarter of 2011.

smart USA

As previously announced, the Company is in discussions with Mercedes-Benz USA to transition distribution of the smart fortwo to Mercedes-Benz USA. The Company currently expects the transition to be complete in the second quarter of this year. As a result, smart USA has been treated as a discontinued operation for all periods presented in the accompanying financial statements and selected data.

Conference Call

Penske Automotive will host a conference call discussing financial results relating to the first quarter of 2011 on April 28, 2011, at 2:00 p.m. Eastern Daylight Time. To listen to the conference call, participants must dial (800) 230-1092 [International, please dial (612) 332-0107]. The call will also be simultaneously broadcast over the Internet through the Penske Automotive Group website at www.penskeautomotive.com.

About Penske Automotive

Penske Automotive Group, Inc., headquartered in Bloomfield Hills, Michigan, operates 326 retail automotive franchises, representing 39 different brands and 26 collision repair centers. Penske Automotive, which sells new and previously owned vehicles, finance and insurance products and replacement parts, and offers maintenance and repair services on all brands it represents, has 172 franchises in 17 states and Puerto Rico and 154 franchises located outside the United States, primarily in the United Kingdom. Penske Automotive is a member of the Fortune 500 and Russell 1000 and has approximately 14,500 employees. smart and fortwo are registered trademarks of Daimler AG.

Non-GAAP Financial Measures

This release contains certain non-GAAP financial measures as defined under SEC rules, such as EBITDA. The Company has reconciled this measure to the most directly comparable GAAP measure in the release. The Company believes that this widely accepted measure of operating profitability improves the transparency of the Company’s disclosures. This non-GAAP financial measure is not a substitute for GAAP financial results, and should only be considered in conjunction with the Company’s financial information that is presented in accordance with GAAP.

Caution Concerning Forward Looking Statements

Statements in this press release may involve forward-looking statements, including forward-looking statements regarding Penske Automotive Group, Inc.’s future sales potential. Actual results may vary materially because of risks and uncertainties, including the results of our efforts to transition the smart USA business to Mercedes-Benz USA, as well as external factors such as consumer credit conditions; adverse conditions affecting a particular manufacturer, including the adverse impact to the vehicle and parts supply chain due to the earthquake in Japan in March 2011; macro-economic factors; interest rate fluctuations; changes in consumer spending; and other factors over which management has no control. These forward-looking statements should be evaluated together with additional information about Penske Automotive’s business, markets, conditions and other uncertainties, which could affect Penske Automotive’s future performance. These risks and uncertainties are addressed in Penske Automotive’s Form 10-K for the year ended December 31, 2010, and its other filings with the Securities and Exchange Commission (“SEC”). This press release speaks only as of its date, and Penske Automotive disclaims any duty to update the information herein.

Contacts:	Bob O’Shaughnessy Chief Financial Officer 248-648-2800 boshaughnessy@penskeautomotive.com

or
Anthony R. Pordon Senior Vice President 248-648-2540 tpordon@penskeautomotive.com

PENSKE AUTOMOTIVE GROUP, INC.
Consolidated Statements of Income
(Amounts In Thousands, Except Per Share Data)
(Unaudited)

	First Quarter
	2011	2010
Revenues:
New Vehicle	$1,435,133	$1,232,070
Used Vehicle	823,924	696,463
Finance and Insurance, Net	68,008	59,415
Service and Parts	356,591	333,941
Fleet and Wholesale Vehicle	173,546	155,294

Total Revenues	2,857,202	2,477,183

Cost of Sales:
New Vehicle	1,321,847	1,130,588
Used Vehicle	757,116	639,775
Service and Parts	153,429	145,748
Fleet and Wholesale Vehicle	170,531	151,538

Total Cost of Sales	2,402,923	2,067,649

Gross Profit	454,279	409,534
SG&A Expenses	369,519	335,328
Depreciation	12,265	12,190

Operating Income	72,495	62,016
Floor Plan Interest Expense	(7,163)	(8,288)
Other Interest Expense	(11,401)	(12,720)
Debt Discount Amortization	(1,718)	(2,915)
Equity in Earnings (Losses) of Affiliates	22	(429)
Gain on Debt Repurchase	—	605

Income from Continuing Operations Before Income Taxes	52,235	38,269
Income Taxes	(15,728)	(14,265)

Income from Continuing Operations	36,507	24,004
Loss from Discontinued Operations, Net of Tax	(2,510)	(3,672)

Net Income	33,997	20,332
(Income) Loss Attributable to Non-Controlling Interests	(70)	22

Net Income Attributable to Common Shareholders	$33,927	$20,354

Income from Continuing Operations Per Share	$0.39	$0.26

Income Per Share	$0.37	$0.22

Weighted Average Shares Outstanding	92,554	91,961

Amounts Attributable to Common Shareholders:
Reported Income from Continuing Operations	$36,507	$24,004
Income Attributable to Non-Controlling Interests	(70)	22

Income from Continuing Operations, Net of Tax	36,437	24,026
Loss from Discontinued Operations, Net of Tax	(2,510)	(3,672)

Net Income	$33,927	$20,354

PENSKE AUTOMOTIVE GROUP, INC.
Consolidated Condensed Balance Sheets
(Amounts In Thousands)
(Unaudited)

	3/31/11	12/31/10
Assets
Cash and Cash Equivalents	$35,229	$17,544
Accounts Receivable, Net	424,263	394,352
Inventories	1,536,379	1,489,169
Other Current Assets	84,367	69,116
Assets Held for Sale	37,342	49,544

Total Current Assets	2,117,580	2,019,725
Property and Equipment, Net	765,967	729,144
Intangibles	1,037,875	1,017,737
Other Long-Term Assets	298,414	303,226

Total Assets	$4,219,836	$4,069,832

Liabilities and Equity
Floor Plan Notes Payable	$981,992	$949,129
Floor Plan Notes Payable – Non-Trade	532,700	503,018
Accounts Payable	235,469	256,834
Accrued Expenses	231,824	205,006
Current Portion Long-Term Debt	11,903	10,593
Liabilities Held for Sale	27,321	35,638

Total Current Liabilities	2,021,209	1,960,218
Long-Term Debt	784,271	769,285
Other Long-Term Liabilities	315,319	294,476

Total Liabilities	3,120,799	3,023,979
Equity	1,099,037	1,045,853

Total Liabilities and Equity	$4,219,836	$4,069,832

PENSKE AUTOMOTIVE GROUP, INC.
Selected Data
(Unaudited)

	Three Months
	2011	2010
Total Retail Units:
New Retail	40,030	36,132
Used Retail	31,597	26,751

Total	71,627	62,883

Same-Store Retail Units:
New Same-Store Retail	38,609	35,980
Used Same-Store Retail	30,319	26,722

Total	68,928	62,702

Same-Store Retail Revenue:
New Vehicles	$1,382,055	$1,228,619
Used Vehicles	793,883	696,028
Finance and Insurance, Net	66,482	59,253
Service and Parts	345,015	333,615

Total	$2,587,435	$2,317,515

Same-Store Retail Revenue Growth:
New Vehicles	12.5%	24.7%
Used Vehicles	14.1%	11.1%
Finance and Insurance, Net	12.2%	20.7%
Service and Parts	3.4%	1.4%
Total	11.6%	16.4%
Revenue Mix:
New Vehicles	50.2%	49.7%
Used Vehicles	28.8%	28.1%
Finance and Insurance, Net	2.4%	2.4%
Service and Parts	12.5%	13.5%
Fleet and Wholesale	6.1%	6.3%
Average Retail Selling Price:
New Vehicles	$35,851	$34,099
Used Vehicles	26,076	26,035
Gross Margin	15.9%	16.5%
Retail Gross Margin – by Product:
New Vehicles	7.9%	8.2%
Used Vehicles	8.1%	8.1%
Service and Parts	57.0%	56.4%

PENSKE AUTOMOTIVE GROUP, INC.
Selected Data (Continued)
(Unaudited)

			Three Months
			2011	2010
Gross Profit per Retail Transaction:
New Vehicles			$2,830	$2,809
Used Vehicles			2,114	2,119
Finance and Insurance			949	945
Brand Mix:
BMW / MINI			23%	20%
Toyota / Lexus			17%	18%
Honda / Acura			13%	14%
Audi			12%	11%
Mercedes Benz / smart			10%	10%
Land Rover			5%	5%
Porsche			4%	4%
Ferrari / Maserati			3%	2%
Other			13%	16%

			100%	100%
Premium			67%	66%
Foreign			29%	30%
Domestic Big 3	—	—	4%	4%

			100%	100%
Revenue Mix:
U.S.			62%	61%
International			38%	39%

			100%	100%
Rent Expense			$43,741	$41,057
EBITDA*			$77,619	$66,094
* See the following Non-GAAP reconciliation tables

Reconciliation of 2011 and 2010 net income to EBITDA:

	First Quarter
	2011	2010
Net income	$33,997	$20,332
Depreciation	12,265	12,190
Other interest expense	11,401	12,720
Debt discount amortization	1,718	2,915
Income taxes	15,728	14,265
Loss from discontinued operations, net of tax	2,510	3,672

EBITDA	$77,619	$66,094